CONSENT OF COUNSEL

AIM Sector Funds

We hereby consent to the use of our name and to the reference to our firm under the caption “Other Service Providers – Legal Counsel” in the Statement of Additional Information for (i) the retail classes of INVESCO Energy Fund, INVESCO Financial Services Fund, INVESCO Gold & Precious Metals Fund, INVESCO Health Sciences Fund, INVESCO Leisure Fund, INVESCO Technology Fund and INVESCO Utilities Fund, and (ii) the institutional class of INVESCO Technology Fund which is included in Post-Effective Amendment No. 42 to the Registration Statement under the Securities Act of 1933, as amended (No. 002-85905), and Amendment No. 42 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-3826), on Form N-1A of AIM Sector Funds.

/s/ Ballard Spahr Andrews & Ingersoll, LLP
Ballard Spahr Andrews & Ingersoll, LLP

Philadelphia, Pennsylvania

July 23, 2004